Exhibit 21.1

LIST OF SUBSIDIARIES OF MICHAEL KORS HOLDINGS LIMITED

Entity Name	Jurisdiction of Formation
Michael Kors International Limited	British Virgin Islands
Michael Kors (USA) Holdings, Inc.	Delaware
Michael Kors (USA), Inc.	Delaware
Michael Kors Retail, Inc.	Delaware
Michael Kors Stores (California), Inc.	Delaware
Michael Kors, L.L.C.	Delaware
Michael Kors Stores, L.L.C.	New York
Michael Kors (Canada) Co.	Nova Scotia
Michael Kors (Switzerland) GmbH	Switzerland
Michael Kors (Switzerland) Holdings GmbH	Switzerland
Michael Kors (UK) Limited	United Kingdom
Michael Kors Japan K.K.	Japan
Michael Kors Limited	Hong Kong
Michael Kors do Brasil Paticipações Ltda	Brazil
Michael Kors Belgium BVBA	Belgium
Michael Kors (France) SAS	France
Michael Kors (Germany) GmbH	Germany
Michael Kors Spain, S.L.	Spain
Michael Kors Italy S.R.L. Con Socio Unico	Italy
Michael Kors (Austria), GmbH	Austria
Michael Kors (Netherlands) B.V.	Netherlands
Michael Kors (Poland) sp. z. o.o.	Poland
Michael Kors (Europe) Holding Cooperative U.A.	Netherlands
Michael Kors (Europe) Holdings B.V.	Curacao
Michael Kors (Europe) B.V.	Netherlands